Key Energy Services, Inc.
                          Two Tower Center, 20th Floor
                           East Brunswick, New Jersey


                              As of January 4, 1999

Mr. Michael Furow
7004 Almey Court
Midland, Texas 79707

                              EMPLOYMENT AGREEMENT
                                (this Agreement)

Dear Mike:

     Key Energy Services, Inc., a Maryland corporation formerly known as Key Energy Group, Inc. (the "Company"), with its principal offices at the address set forth above, and you, an individual with your address set forth above, agree as follows:

1. Employment; Term. The Company agrees to employ you, and you agree to devote your full time and best efforts to serve as a Vice President - Central Operations of the Company. Your employment will commence effective as of January 4, 1999 (the "Commencement Date") and continue until the close of business on January 3, 2002, subject to extension as provided in this
     Section 1(a), unless sooner terminated in accordance with this Agreement (the "Initial Employment Period"). On each January 4, commencing with January 4, 2000, the term of your employment will be automatically extended for a period of twelve (12) months unless either you or the Company gives written notice to the other, no later than thirty (30) days prior to the relevant January 4, that such automatic extension shall not occur. The Initial Employment Period, together with any extensions, until termination in accordance herewith is referred to herein as the "Employment Period".

2. Salary; Bonus; Expenses. During the Employment Period, the Company will pay a salary to you at the annual rate of not less than One Hundred Sixty Thousand Dollars ($160,000) per year (the ABase Salary@), payable in substantially equal installments in accordance with the Company=s existing payroll practices, but no less frequently than monthly. For each fiscal year of the Company commencing after June 30, 1998, you shall be eligible to participate in an incentive plan for the Company=s executives, key employees and other persons involved in the business of the Company and its subsidiaries (the AIncentive Plan@) and in the Company=s stock-based incentive plans outstanding from time to time. Under the Incentive Plan, you shall be eligible to earn a cash bonus, payable within ninety (90) days after each fiscal year end, of up to fifty percent (50%) of your Base Salary, such amount to be determined by the Board based upon the level of achievement of certain goals to be mutually established by you and the President of the Company (subject to Board approval). You will be reimbursed by the Company for reasonable travel, lodging, meal and other expenses incurred by you in connection with performing your services hereunder in accordance with the Company=s policies from time to time in effect. You will be entitled to a vehicle allowance of $750 per month (plus reimbursement for fuel and excess mileage in accordance with the Company=s expense reimbursement policies from time to time in effect).

3. Benefit Plans; Vacation; Relocation Expenses. You will be entitled during the Employment Period to not less than fifteen (15) vacation days and such other fringe benefits, including, without limitation, group medical and dental, life, executive life, accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for its senior management. In addition, the Company will reimburse you for the following out-of-pocket expenses that you incur in connection with your relocation to Oklahoma City, Oklahoma:
     (i) ordinary and reasonable realtor fees and closing costs incurred in connection with the sale of your current primary residence, (ii) ordinary and reasonable closing costs incurred in connection with the purchase of your new primary residence in Oklahoma City, (iii) ordinary and reasonable costs incurred to transport your household furnishings and effects to your new primary residence in Oklahoma City, (iv) ordinary and reasonable fees for connecting utilities in your new primary residence in Oklahoma City, and (v) ordinary and reasonable costs for up to thirty (30) days of temporary housing. In addition, the Company will pay you a one-time relocation allowance of $13,333, subject to standard withholdings and deductions. If required and at the Company=s sole discretion, the Company will consider providing additional financial or other assistance in connection with selling your current primary residence.

4.   Severance.  In the event you are  terminated  (i) by the Company other than for  Cause  (defined  below)  or  (ii)  automatically  as a  result  of the
     Company=s   providing  notice  to  you  that  automatic  extension  of  the
     Employment Period shall not occur, you will be entitled to receive severance compensation at your Base Salary at the monthly rate in effect on the termination date, payable in arrears, during the period expiring twelve
     (12) months after the termination date, commencing at the end of the calendar month in which the termination date occurs; provided, however, that (A) in the event your employment should be terminated by the Company other than for Cause within six months following a Change of Control (defined below) or in anticipation of a Change of Control, the severance compensation referred to above shall be paid in one lump sum on the date of such termination, and (B) in the event your employment should be terminated by the Company as a result of your disability, then the severance compensation referred to above shall be reduced by the amount of any disability insurance proceeds actually paid to you or for your benefit during the said time period. As used in this Agreement, the term ACause@ shall mean the willful and continued failure by you to substantially perform your duties hereunder (other than any such willful or continued failure resulting from your incapacity due to physical or mental illness or physical injury), or the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise, or your conviction of a felony by a court of competent jurisdiction. As used in this Agreement, the term AChange of Control@ shall have that meaning set forth in the Key Energy Group, Inc. 1997 Incentive Plan.

5. Limitation on Competition. During the Employment Period, and for a period of twelve (12) months after your termination, you shall not, directly or indirectly, without the prior written consent of the Company, participate or engage in, whether as a director, officer, employee, advisor, consultant, stockholder, partner, joint venturer, owner or in any other capacity, any business engaged in the business of furnishing oilfield services (a ACompeting Enterprise@); provided, however, that you shall not be deemed to be participating or engaging in any such business solely by virtue of your ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market; and, for that same period of time, you shall not, directly or indirectly, solicit, raid, entice or otherwise induce any employee of the Company or any of its subsidiaries to be employed by a Competing Enterprise.

     If this Agreement correctly sets forth your understanding of the agreement between the Company and you, please indicate your agreement hereto by signing this Agreement in the space for that purpose below.

                                 KEY ENERGY SERVICES, INC.


                                 By:
                                 Kenneth V. Huseman,
                                 Executive Vice President
                                 and Chief Operating Officer

ACCEPTED AND AGREED:


Michael R. Furrow